Exhibit 5
COMMON SHARE PURCHASE WARRANT
To Purchase 250,000 Common Shares of
Developers Diversified Realty Corporation
THIS COMMON SHARE PURCHASE WARRANT CERTIFIES that, for value received, Ms. Janina Vater or her permitted transferees, assigns and successors (the “Holder"), is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after September 18, 2009 (the “Issue Date") and on or prior to the close of business on the 5th anniversary of the Issue Date (the “Termination Date") but not thereafter, to subscribe for and purchase from Developers Diversified Realty Corporation, an Ohio corporation (the “Company"), up to 250,000 common shares (the “Warrant Shares"), par value $0.10 per share, of the Company (the “Common Stock"). The purchase price of one share of Common Stock (the “Exercise Price") under this Warrant shall be $6.00, subject to adjustment herein. The Exercise Price and the number of Warrant Shares for which the Warrant is exercisable shall be subject to adjustment as provided herein.
Capitalized terms used and not otherwise defined herein shall have the meanings set forth in that certain Stock Purchase Agreement (the “Purchase Agreement"), dated February 23, 2009, between the Company and the Holder. All references herein to “dollars” or “$” are to United States dollars.
1. Authorization of Warrant Shares. The Company covenants that all Warrant Shares which may be issued upon exercise of the purchase rights represented by this Warrant will, upon exercise, be duly authorized, validly issued, fully paid and non-assessable, free and clear of any Liens (other than those imposed by the Articles of Incorporation of the Company and federal and state securities Laws).
2. Exercise of Warrant.
(a) Exercise of the purchase rights represented by this Warrant, in whole or in part, may be made at any time or times on or after the Issue Date and on or before the Termination Date by the surrender of this Warrant and the Notice of Exercise form annexed hereto duly executed, at the office of the Company (or such other office or agency of the Company as it may designate by notice in writing to the registered Holder at the address of such Holder appearing on the books of the Company) and upon payment of the Exercise Price of the Warrant Shares being purchased upon such exercise, or by means of a cashless exercise pursuant to Section 2(d), the Company shall deliver the number of Warrant Shares so purchased in book-entry form to the brokerage account designated by the Holder in the Notice of Exercise form annexed hereto, and the Holder shall be entitled to receive from the Company shares of Common Stock representing the number of Warrant Shares so purchased. Common Stock for shares purchased hereunder shall be delivered to the Holder within three trading days after the date on which this Warrant shall have been exercised as aforesaid. This Warrant shall be deemed to have been exercised and such Warrant Shares shall be deemed to have been issued, and the Holder or any other person so designated to be named therein shall be deemed to have become a holder of record of such Common Stock for all purposes, as of the date the Warrant has been exercised by payment to the Company of the Exercise Price (or by means of a cashless exercise pursuant to Section 2(d)) and all taxes required to be paid by the Holder, if any, pursuant to Section 4 prior to the issuance of such Common Stock, have been paid (each exercise date, a “Warrant Exercise Date”), provided that the Holder shall have delivered the Company a completed Notice of Exercise that designates a brokerage account to which the Holder desires to have any purchased Warrant Shares delivered.
(b) If this Warrant shall have been exercised in part, the Company shall, at the time of delivery of the Common Stock representing Warrant Shares, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.
(c) If the Company fails to deliver to the Holder the Common Stock representing the Warrant Shares pursuant to this Section 2 by the close of business on the third trading day after exercise hereof, then the Holder will have the right to rescind such exercise. In addition to any other rights available to the Holder, if the Company fails to deliver to the Holder the Common Stock representing the purchased Warrant Shares pursuant to this Section 2 by the close of business on the third trading day after exercise hereof, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by the Holder of Common Stock representing the Warrant Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (1) pay in cash to the Holder the amount by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the Common Stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of shares of Common Stock that the Company was required to deliver to the Holder in connection with the exercise at issue multiplied by (B) the price at which the sell order giving rise to the Holder’s purchase obligation was executed, and (2) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Warrant Shares for which such exercise was not honored or deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Company. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver the Common Stock upon exercise of the Warrant as required pursuant to the terms hereof.
(d) At any time after the Issue Date, this Warrant may also be exercised at such time by means of a “cashless exercise” in which the Holder shall be entitled to receive a number of Warrant Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:
(A) =	the average of the closing prices of the Common Stock on the five consecutive trading days immediately preceding the date of such election;

(B) =	the Exercise Price of the Warrant, as adjusted; and

(X) =	the number of Warrant Shares issuable upon exercise of this Warrant in accordance with the terms of this Warrant.
3. No Fractional Shares or Scrip. No fractional shares of Common stock or scrip representing fractional shares of Common Stock shall be issued upon the exercise of this Warrant. As to any fraction of a share of Common Stock which the Holder would otherwise be entitled to purchase upon such exercise of the Warrant, the Company shall pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price.
4. Charges, Taxes and Expenses. Issuance of Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company, and such Warrant Shares shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event Common Stock for Warrant Shares is to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly exercised by the Holder; and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto.
5. Further Actions by Company. The Company will not close its shareholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof. The Company shall provide reasonable assistance and cooperation to the Holder if required to make any governmental filings or obtain any governmental approvals prior to or in connection with any exercise of the Warrant.

6. Transfer, Division and Combination.
(a) Subject to compliance with any applicable securities laws and the conditions set forth in Section 6(e) hereof, this Warrant and all rights hereunder are transferable, in whole or in part, to a member of the Otto Family or, if outside of the Otto Family, to any other Person provided such transfer would not cause such Person to exceed the Ownership Limit (as defined in the Second Amended and Restated Articles of Incorporation of the Company), upon surrender of this Warrant at the office of the Company, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. A Warrant, if properly assigned, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.
(b) This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 6(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice.
(c) The Company shall prepare, issue and deliver at its own expense (other than transfer taxes) the new Warrant or Warrants under this Section 6.
(d) The Company agrees to maintain, at its aforesaid office, books for the registration and the registration of transfer of the Warrants.
(e) If, at the time of surrender of this Warrant in connection with any transfer of this Warrant, the transfer of this Warrant shall not be registered pursuant to an effective registration statement under the Securities Act and under applicable state securities or blue sky laws, the Company may require, as a condition of allowing such transfer that the Holder or transferee of this Warrant, as the case may be, furnish to the Company a written opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that such transfer may be made without registration under the Securities Act and under applicable state securities or blue sky laws.

7. No Rights as Shareholder until Exercise. This Warrant does not entitle the Holder to any voting rights or other rights as a shareholder of the Company prior to the exercise hereof.
8. Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond) and any transfer agent appointed by the Company for the Warrant, and upon surrender and cancellation of such Warrant, if mutilated, the Company at its expense will make and deliver a new Warrant of like tenor dated as of such cancellation, in lieu of such Warrant.
9. Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or expiration of any right required or granted herein, or if the Termination Date, shall be a Saturday, Sunday or a legal holiday, such action may be taken or such right may be exercised on the next succeeding day not a Saturday, Sunday or legal holiday.
10. Adjustments of Warrant Shares Due to Issuances of Common Stock or Stock Equivalents.
(a) At each Warrant Exercise Date, the Company will calculate a potential adjustment to the Exercise Price for the Warrant Shares then being exercised by (i) calculating the aggregate number of outstanding shares of Common Stock issued and sold by the Company, including Stock Dividends (as defined below) and outstanding Stock Equivalents (as defined below) deemed to have been issued and sold by the Company (but not including the Excluded Stock (as defined below) or other issuances of Common Stock provided in Section 11 below) that have occurred from and after the Issue Date to and including the Warrant Exercise Date (collectively, the “Aggregate Stock Issuances”), (ii) calculating the weighted average price per share for the Aggregate Stock Issuances and (iii) calculating a potential New Exercise Price determined in accordance with the following formula:

NEP =	(P1) (Q1) + (P2) (Q2)

Q1 + Q2
 where:
NEP =	New Exercise Price.

P1 =	Exercise Price

Q1 =	Number of shares of Common Stock outstanding and Stock Equivalents deemed to be outstanding in accordance with Section 10(c), at the Issue Date, other than the Excluded Shares

P2 =	weighted average price per share received for the Aggregate Stock Issuances

Q2 =	Number of shares in the Aggregate Stock Issuances
(b) If the New Exercise Price, calculated in accordance with the above formula, is less than $6.00, then the Exercise Price shall be reduced to such New Exercise Price for purposes of the exercise of the Warrants on the Warrant Exercise Date. If the New Exercise Price is greater than $6.00, then the Exercise Price shall not be adjusted but shall remain at $6.00. After each partial exercise of the Warrant, the Exercise Price shall be reset at the Exercise Price of $6.00 and then, upon each future exercise of the Warrant, the above calculation shall be made to determine if any adjustment to the Exercise Price shall then be necessary at such future Warrant Exercise Date.
(c) “Stock Dividends” for purposes of the above the calculation means the aggregate shares of Common Stock issued to Company shareholders from a regularly quarterly dividend declared by the Company that is payable to the shareholders in both Common Stock and cash.
(d) “Excluded Stock” means (i) shares of Common Stock, or options or other equity awards for shares of Common Stock, issued or issuable pursuant to equity compensation plans or arrangements for officers, directors and other employees of the Company, (ii) shares of Common Stock issued or issuable upon the conversion or exchange of any security of the Company or its subsidiaries convertible into or exchangeable for Common Stock outstanding on the Issue Date, including, without limitation, upon conversion of the Company’s convertible debt securities and operating partnership units, (iii) the Purchased Shares purchased by the Holder under the Purchase Agreement and (iv) the Warrant Shares purchased under this Warrant or under the second Warrant granted by the Company to Holder under the Purchase Agreement.
(e) If the Company in any manner grants or issues Stock Equivalents (as defined below), it shall be deemed to have issued the maximum number of shares of Common Stock such Stock Equivalents are exercisable or exchangeable for or convertible into and for a consideration equal to the consideration, if any, received by the Company upon the issuance of the Stock Equivalents plus the minimum exercise or conversion price provided in such Stock Equivalents for the Common Stock covered thereby. For purposes of determining each calculation of P2 and Q2 above, Aggregate Stock Issuances that take into account prices per share and number of shares of Common Stock underlying Stock Equivalents will not also include the prices per share and number of shares of Common Stock upon actual issue of the Common Stock underlying such Stock Equivalents or upon exercise of any rights under such Stock Equivalents. “Stock Equivalents” means any security, option, warrant, right or claim exercisable into, exchangeable for, or convertible into Common Stock.
(f) If the Company takes a record of the holders of shares of Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Stock Equivalents or (ii) to subscribe for or purchase Stock Equivalents, then such record date shall be deemed to be the date of the issue or sale of the Stock Equivalents deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may.
11. Adjustments of Exercise Price Upon Events Regarding Common Stock. The number and kind of securities purchasable upon the exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time upon the happening of any of the following. In case the Company shall (i) pay a dividend payable solely in Common Stock or make a distribution solely in Common Stock to all holders of its outstanding Common Stock, (ii) subdivide its outstanding Common Stock into a greater number of shares, (iii) combine its outstanding Common Stock into a smaller number of Shares or (iv) issue any securities in a reclassification of the Common Stock, then, in each such event, the Exercise Price shall, simultaneously with the happening of such event, be adjusted by multiplying the then Exercise Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which shall be the number of shares of Common Stock immediately after such event, and the product so obtained shall thereafter be the Exercise Price then in effect. The Exercise Price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described in this Section 11. The number of shares of Common Stock that the Holder shall thereafter, upon exercise of the Warrant, be entitled to receive shall be adjusted to a number determined by multiplying the number of shares of Common Stock that would otherwise (but for the provisions of this Section 11) be issuable on such exercise by a fraction of which (a) the numerator is the Exercise Price that would otherwise (but for the provisions of this Section 11) be in effect and (b) the denominator is the Exercise Price in effect on the date of such exercise (taking into account the provisions of this Section 11).
An adjustment made pursuant to this paragraph shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.
12. Reclassification, Merger, Consolidation or Disposition of Assets. In case the Company shall reclassify its Common Stock, consolidate or merge with or into another corporation (where the Company is not the surviving corporation or where the Company’s shareholders immediately prior to the consummation of such consolidation or merger do not hold at least a majority of the voting power of the surviving corporation), or sell, transfer or otherwise dispose of all or substantially all its assets to another corporation and, pursuant to the terms of such reclassification, merger, consolidation or disposition of assets, shares of common stock of the successor or acquiring corporation or any cash, shares of stock or other securities or property of any nature whatsoever

(including warrants or other subscription or purchase rights) in addition to or in lieu of common stock of the successor or acquiring corporation (“Other Property"), are to be received by or distributed to the holders of the Common Stock of the Company, then the Holder shall have the right thereafter to receive, upon exercise of this Warrant, the number of shares of common stock of the successor or acquiring corporation and Other Property receivable upon or as a result of such reclassification, merger, consolidation or disposition of assets as may be issued and payable with respect to or in exchange for the number of shares of Common Stock immediately acquirable upon such exercise of this Warrant. The successor or acquiring corporation (if other than the Company) shall expressly assume the due and punctual observance and performance of each and every covenant and condition of this Warrant to be performed and observed by the Company and take all appropriate action in order to provide for adjustments of Warrant Shares for which this Warrant is exercisable which shall be as nearly equivalent as practicable to the adjustments provided for in this Section 12. For purposes of this Section 12, “common stock of the successor or acquiring corporation” shall include stock of such corporation of any class which is not preferred as to dividends or assets over any other class of stock of such corporation and which is not subject to redemption and shall also include any evidences of indebtedness, shares of stock or other securities which are convertible into or exchangeable for any such stock, either immediately or upon the arrival of a specified date or the happening of a specified event and any warrants or other rights to subscribe for or purchase any such stock. The foregoing provisions of this Section 12 shall similarly apply to successive reorganizations, reclassifications, mergers, consolidations or disposition of assets.
13. Notice of Adjustment. Whenever the number of Warrant Shares or number or kind of securities or other property purchasable upon the exercise of this Warrant or the Exercise Price is adjusted, as herein provided, the Company shall give notice thereof to the Holder, which notice shall state the number of Warrant Shares (and other securities or property) purchasable upon the exercise of this Warrant and the Exercise Price of such Warrant Shares (and other securities or property) after such adjustment, setting forth a brief statement of the facts requiring such adjustment and setting forth the computation by which such adjustment was made.
14. Authorized Shares. The Company covenants that during the period the Warrant is outstanding, it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Common Stock may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the trading market upon which the Common Stock may be listed.
Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including without limitation, amending its organizational or governing documents or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, intentionally avoid or seek to avoid the observance or performance of any of the express terms of this

Warrant, but will at all times in good faith assist in the carrying out of all such terms. Without limiting the generality of the foregoing, the Company will (a) not increase the par value of any Warrant Shares above the amount payable therefore upon such exercise immediately prior to such increase in par value, (b) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant, and (c) obtain any necessary authorization, exemption or consent from any public regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations under this Warrant.
Before taking any action which would result in an adjustment in the number of Warrant Shares for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.
15. Miscellaneous.
(a) Jurisdiction. This Warrant shall constitute a contract under the laws of the State of New York, without regard to its conflict of law provisions, principals or rules.
(b) Nonwaiver. No course of dealing or any delay or failure to exercise any right hereunder on the part of the Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies, notwithstanding all rights hereunder terminate on the Termination Date.
(c) Notices. Any notice, request or other document required or permitted to be given or delivered to the Holder by the Company shall be delivered in accordance with the notice provisions of the Purchase Agreement; provided that upon any permitted assignment of this Warrant, the assignee shall promptly provide the Company with its contact information.
(d) Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant or purchase Warrant Shares, and no enumeration herein of the rights or privileges of Holder, shall give rise to any liability of Holder for the purchase price of any shares of Common Stock or as a shareholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.
(e) Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.
(f) Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors of the Company and the successors and permitted assigns of the Holder. The provisions of this Warrant are intended to be for the benefit of all Holders from time to time of this Warrant and shall be enforceable by any such Holder or holder of Warrant Shares.
(g) Amendment; Waiver. This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder.
(h) Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.
(i) Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.
[signature on following page]

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized as of the date first written above.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
By:	s/ Scott A. Wolstein
	Name:	Scott A. Wolstein
	Title:	Chief Executive Officer

NOTICE OF EXERCISE
To: Developers Diversified Realty Corporation
(1) The undersigned hereby elects to purchase                      Warrant Shares of Developers Diversified Realty Corporation pursuant to the terms of the attached Warrant, and tenders herewith payment of the Exercise Price in full.
(2) Please issue Common Stock representing said Warrant Shares in the name of the undersigned or in such other name as specified below:

(3) Mark all that apply:
☐     Cash Payment [Payment enclosed in the amount of $                         .]
☐     Cashless Exercise [Number of Warrant Shares exercised:                   .]
(4) The Common Stock should be delivered to the following brokerage account:

PURCHASER:
 _________________________________________

By:
Name:
Title:

ASSIGNMENT FORM
(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to exercise the Warrant).
FOR VALUE RECEIVED,                      hereby sells, assigns, and transfers all of the rights of the undersigned under the attached Warrant with respect to the Warrant Shares covered thereby set forth below, unto:

Name:

Address:

Number of Warrant Shares assigned:
Dated:                                         ,

Holder’s Signature:

Holder’s Address:

Signature Guaranteed:

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatsoever, and must be guaranteed by a bank or trust company. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.

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